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                                                                      EXHIBIT 99



                J2 COMMUNICATIONS DECLARES DIVIDEND DISTRIBUTION
                       OF PREFERRED SHARE PURCHASE RIGHTS



FOR IMMEDIATE RELEASE

        Los Angeles, California, July 16, 1999 -- The Board of Directors of J2 Communications (NASDAQ: JTWO) announced today that on July 15, 1999 it declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of J2 Communications common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% (or, in the case of Daniel Laikin and Paul Skojdt (or any of their Related Persons, if any) as a group, 25% or, in the case of James Jimirro (or any of his Related Persons, if any), 39% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock.

        As of July 14, 1999, James P. Jimirro, the Chairman of the Board, Chief Executive Officer and President of J2 Communications, owns 28.35% of the Company's common stock, including shares under currently exercisable options. In addition, based on public filings, J2 Communications believes that Daniel Laikin and Paul Skjodt, as a group own 21.67% of the Company's common stock.

        Under certain circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $65.00. The J2 Communications Board will be entitled to redeem the Rights at $.001 per Right at any time before one of the events described above.

        The Rights are intended to enable all J2 Communications shareholders to realize the long-term value of their investment in the Company. According to Mr. Jimirro, "they do not prevent a


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takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover." The Rights Plan will expire in ten years. Mr. Jimirro also stated that the Board is pursuing other actions to enhance shareholder value, including potential acquisition opportunities.

        The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all J2 Communications shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of J2 Communications without paying all shareholders a control premium.

        If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of J2 Communications having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 15% (or in the case of Daniel Laikin and Paul Skjodt (or any of their Related Persons, if any) as a group, 25% or, in the case of James Jimirro (or any of his Related Persons, if any), 39%) or more of the outstanding common stock of J2 Communications. If J2 Communications is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.



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        The dividend distribution to establish the new Rights Plan will be payable to shareholders of record on August 5, 1999. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

        J2 Communications is the owner of the National Lampoon comedy franchise. Last winter, the Company announced a new Internet strategy and began development of nationallampoon.com - the Humor Network. The web site, which will be launched in fall 1999, will contain an unprecedented amount of new comedic material and will be supported by an extensive marketing and promotional campaign.

        The Company also announced that it amended its bylaws to restrict the ability of shareholders to act by written consent, to call special meetings and to take action at annual meetings without giving advance notice.



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                           KELLY LYTTON MINTZ & VANN
                      1900 AVENUE OF THE STARS, SUITE 1450
                          LOS ANGELES, CALIFORNIA 90067
                            TELEPHONE (310) 277 5333
                            FACSIMILE (310) 277 5953


                                  July 16, 1999


VIA EDGAR
Securities and Exchange Commission
Attention: Filing Desk
450 Fifth Street, N.W.
Washington, D.C. 20549

               Re: Report on Form 8-K of J2 Communications

Ladies/Gentlemen:

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we are filing by EDGAR a Current Report on Form 8-K of J2 Communications (the "Company") including exhibits.

        We are also forwarding, on behalf of the Company, one copy of this Current Report on Form 8-K to The Nasdaq Stock Market.

        Thank you for your assistance in this matter. If you should have any questions on the foregoing, please call the undersigned at (310) 277-5333.

                                             Very truly yours,

                                             Bruce  P. Vann


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